Exhibit (a)(1)(A)
CLEARWIRE CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR RESTRICTED STOCK UNITS
May 9, 2011

This offer to exchange and your withdrawal rights
will expire at 5:00 p.m. Pacific Daylight Time, on June 7, 2011, unless extended.
     Clearwire Corporation, a Delaware corporation (referred to in this Offer to Exchange document as “Clearwire,” the “Company,” “we,” “our” or “us”), by this Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units (the “Exchange Offer”) is offering to eligible employees the opportunity to voluntarily exchange eligible options to purchase shares of our Class A common stock (“common stock”) for a lesser number of restricted stock units (“RSUs”), based on exchange ratios set forth in this document.
     You are an “eligible employee” if you are:
•	A U.S. employee who holds eligible options;

•	Employed by the Company or one of its majority-owned subsidiaries on the date the Exchange Offer commences and remain employed through the date the Exchange Offer expires; and

•	Eligible to participate in the Company’s 2008 Stock Compensation Plan (the “2008 Plan”).
     The Company has excluded members of our Board of Directors and former employees from participating in the Exchange Offer. The Company has also excluded otherwise eligible employees located in Austria, Spain and Ireland from participating in the Exchange Offer because including these employees would have tax, regulatory or other implications that are inconsistent with the Company’s compensation policies and practices.
     If you are an eligible employee and the exercise price of your Company stock options is greater than $7.00, then those options are “eligible options” that you may elect to exchange in the Exchange Offer.
     For purposes of the Exchange Offer, the term “stock option” or “option” generally refers to an option to purchase one share of our common stock.
     If you choose to participate in the Exchange Offer and surrender eligible options for exchange, you will receive RSUs. The number of RSUs that you receive will depend on the number of options you exchange and the exercise prices of those options. The RSUs will be subject to the terms and conditions of the Company’s 2008 Stock Compensation Plan (the “2008 Plan”) and any applicable subplans adopted under the 2008 Plan. The vesting schedule for the replacement RSUs will depend on what portion of the exchanged option is vested as of the commencement of the Exchange Offer (see chart below).

If the options exchanged are:	The new RSU vest schedule will be:
100% vested	2 years — 50% annually
75% vested	3 years — 33.3% annually
0% — 50% vested	4 years — 25% annually

     Participation in the Exchange Offer is completely voluntary. Eligible employees will be permitted to exchange eligible options for RSUs on a grant-by-grant basis, subject to the terms set forth below. Eligible options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the day that the Exchange Offer expires, and the RSUs will be granted as of the next business day following the expiration date of the Exchange Offer. If you choose not to participate in the Exchange Offer, you will continue to hold your eligible options on the same terms and conditions and pursuant to the stock option plans under which they were originally granted.
See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible options for exchange in the Exchange Offer.
     Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “CLWR.” On May 4, 2011, the closing price of our common stock on the NASDAQ Global Select Market was $5.12 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the RSUs are granted. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Offer.
     We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange document and in the related documents referred to in this document. The Exchange Offer is not conditioned on a minimum number of eligible options being surrendered for exchange or a minimum number of eligible employees participating.
     If you wish to surrender any of your eligible options for exchange in the Exchange Offer, you must make your election online at the Option for RSU Exchange Program website (“Exchange Website”) before the expiration deadline of 5:00 p.m., Pacific Daylight Time, on June 7, 2011 (or such later date as may apply if the Exchange Offer is extended). All eligible employees can access the Exchange Website at https://clearwire.equitybenefits.com to make their online election and to view information with respect to the Exchange Offer, the offer documents and their eligible option grants. You do not need to return any stock option agreement(s) relating to any surrendered eligible options, as they will be cancelled automatically if we accept your eligible options for exchange.
     You can check the Election Confirmation page on the Exchange Website at https://clearwire.equitybenefits.com, at any time to see your current election(s). Additionally, you will receive an email from stockoptions@clearwire.com with a confirmation of your election shortly after it is received. We filed a template of this confirmation with the SEC as an exhibit to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange document is a part (“Schedule TO”). You will not receive a confirmation in the mail.
     Included in the materials emailed to you is your Log-in ID and password. You will need your Log-in ID and password to gain access to your personal information on the Exchange Website at https://clearwire.equitybenefits.com and to make your online elections with respect to the Exchange Offer.
•	If you have difficulty accessing the Exchange Website, have lost, cannot remember or otherwise have difficulties with your Log-in ID or Password, have questions about the Exchange Offer or have requests for assistance, please contact the Clearwire Stock Plan Administrator at the email address or telephone number below: Clearwire Stock Plan Administrator Email Address: stockoptions@clearwire.com

•	Clearwire Stock Plan Administrator Telephone Number: (425) 216-7184
     If you are unable to make an election to tender eligible options, or to withdraw a previous election to tender eligible options, using the Exchange Website at https://clearwire.equitybenefits.com, you can submit your election, or withdraw a previous election, using a paper election and withdrawal form. You can request a paper election form by contacting the Clearwire Stock Plan Administrator at stockoptions@clearwire.com or at (425) 216-7184. Please include your first and last name, telephone number, address and email address on any such request. You can submit the properly completed paper election and withdrawal form via the following:

Scan and email to:	stockoptions@clearwire.com

Fax to:	(425) 968-1900

Mail to:	Clearwire Corporation
Attn: Stock Plan Administrator
4400 Carillon Point
Kirkland, WA 98033

IMPORTANT
     Although our Board of Directors and its Compensation Committee has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in Section 6, Conditions of the Exchange Offer. Neither we nor our Board of Directors or its Compensation Committee will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible options for RSUs in the Exchange Offer. You must make your own decision on whether to surrender your eligible options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE OR NON-U.S. SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
Offer to Exchange dated May 9, 2011

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SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
     The following questions and answers were prepared to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange document and other related documents referred to in this document. Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange document and to other portions of the document where you can find more complete descriptions of the topics in this summary.

Q1	What is the Exchange Offer?
     In the Exchange Offer, we are offering eligible employees an opportunity to voluntarily exchange, prior to the expiration date of the Exchange Offer, some or all of their eligible options for a lesser number of newly granted restricted stock units, or RSUs. The number of RSUs that will be granted in exchange for each eligible option will be determined by applying an exchange ratio applicable to that option. The exchanged options will be cancelled and the new RSUs will be granted the next business day following the expiration of the Exchange Offer. The new RSUs will be subject to a new vesting schedule, even if the options exchanged are currently fully vested. The new vesting schedule will depend on the then currently vested percentage of the exchanged options.

Q2	Why is Clearwire making the Exchange Offer?
     Like many companies, our stock price has experienced a decline in recent years. Although we continue to believe that equity awards are an important component of our employees’ total incentive benefits, we also believe that many of our employees view their existing options as having little or no value because the exercise price of their options is greater than the current market price of our common stock. In addition, the market for key employees remains extremely competitive, notwithstanding the current economic turmoil. At the very time we need the motivation, skill and effort of our employees, our past emphasis on stock options as compensation is demotivating when the options are significantly underwater.
     Through the Exchange Offer, we intend to provide our eligible employees with the opportunity to receive new RSUs that may have a greater retentive and incentive value than the exchanged options, because RSUs may provide value to an employee even if our stock price declines between the grant date and the date on which the RSU vests.
     We believe that the Exchange Offer will better align the interests of our employees and stockholders to maximize stockholder value. We also believe that the Exchange Offer will enable us to recapture the value of compensation costs and realize the intended benefits of the original options that we granted, without any material increase in compensation expense.
     See Section 2, Purpose of the Exchange Offer, for more information.

Q3	Who is eligible to participate in the Exchange Offer?
     The Exchange Offer will be extended to each employee of the Company who is:
•	A U.S. employee who holds eligible options;

•	Employed by the Company or one of its majority-owned subsidiaries on the date the Exchange Offer commences and remains employed through the date the Exchange Offer expires; and

•	Eligible to participate in the Company’s 2008 Stock Compensation Plan (the “2008 Plan”).
     The Company has excluded members of our Board of Directors and former employees from participating in the Exchange Offer. The Company has also excluded otherwise eligible employees located in Austria, Spain and Ireland from participating in the Exchange Offer.
     See Section 1, Eligible Options; Eligible Employees; Expiration Date, for more information.

Q4	Which stock options are eligible for exchange in the Exchange Offer?
     To be eligible for exchange in the Exchange Offer, a stock option must
•	Have an exercise price equal to or higher than $7.00 per share of common stock and

•	Be outstanding (that is, not previously exercised, expired, terminated or forfeited) and held by an eligible employee as of the start date of the Exchange Offer and at the time the Exchange Offer expires.
     Eligible options include vested and unvested options.

     See Section 1, Eligible Options; Eligible Employees; Expiration Date, for more information.

Q5	What are the differences between the RSUs and the eligible options that may be surrendered in the Exchange Offer?
     If you choose to participate in the Exchange Offer and surrender eligible options for exchange, and if we accept your surrendered eligible options, you will receive a lesser number of new RSUs.
     A stock option is the right to purchase shares of common stock at a specified price provided the vesting criteria and other terms and conditions of the option award are satisfied. Due to subsequent stock price fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to or less than the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an option being “in the money”), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price. When the market price of Clearwire common stock is less than the exercise price of the option (also known as an option being “out of the money” or “underwater”), exercising the option and selling the purchased shares would result in an economic loss.
     RSUs represent the right to receive shares of our common stock in the future provided the vesting criteria and other terms and conditions of the RSU award are satisfied. Upon vesting of RSUs, shares of stock are issued and have immediate value based on the full market price of our common stock. An RSU will retain value as long as our common stock has value because payment of an exercise price is not required for RSUs as it is for stock options.
     Since RSUs are a different type of award than options, the terms and conditions of your RSUs necessarily will be different from those of your options. Your RSUs will be granted under the 2008 Plan and will be subject to an RSU agreement under the 2008 Plan. The form of RSU agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at http://www.sec.gov. Further, the vesting schedule of your RSUs will be different from the vesting schedule of your exchanged options.
     Until your RSUs vest and you are issued shares of our common stock in payment for the vested RSUs, you will not have any of the rights of a stockholder of Clearwire with respect to those shares. Once you have been issued the shares of common stock, you will have all of the rights of a stockholder with respect to those shares, including the right to vote.
     IN ADDITION, THE TAX TREATMENT OF THE RESTRICTED STOCK UNITS WILL DIFFER SIGNIFICANTLY FROM THE TAX TREATMENT OF YOUR STOCK OPTIONS. PLEASE SEE QUESTION 23 AND SECTION 14 AND THE REMAINDER OF THIS EXCHANGE OFFER FOR FURTHER DETAILS.
     See Section 1, Eligible Options; Eligible Employees; Expiration Date, and Section 8, Source and Amount of Consideration; Terms of RSUs, for more information.

Q6	What are the conditions of the Exchange Offer?
     The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and that are more fully described in Section 6, Conditions of the Exchange Offer. The Exchange Offer is not conditioned upon a minimum number of eligible options being surrendered for exchange or a minimum number of eligible employees participating. If any of the events described in Section 6 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.
     See Section 6, Conditions of the Exchange Offer, for more information.

Q7	If I elect to participate and my surrendered eligible options are accepted, when will I receive my RSUs?
     We expect to cancel all properly surrendered eligible options on the same day that the Exchange Offer expires. We also expect that the grant date of the RSUs will be the next business day after the expiration of the Exchange Offer. The scheduled expiration date of the Exchange Offer is June 7, 2011 at 5:00 p.m. Pacific Daylight Time, and we expect to accept and cancel all properly surrendered eligible options on that day. We expect that the RSU grant date will be the next business day, June 8, 2011. If the expiration date of the Exchange Offer is extended, then the cancellation date and the RSU grant date will be similarly extended. RSU agreements governing the terms of the RSUs will be available in your E*Trade account as soon as reasonably practicable following the RSU grant date.
     See Section 3, Procedures for Surrendering Eligible Options, for more information.

Q8	When will the RSUs vest?
     The new RSUs will be subject to a new vesting schedule, even if the options exchanged are currently fully vested. The vesting schedule for the new RSUs will depend on what portion of the exchanged option is vested as of the commencement of the Exchange Offer (see chart below). The new RSUs will be granted on the next business day following the expiration of the Exchange Offer; however, the vesting start date will be March 1, 2011.

If the options exchanged are:	The new RSU vest schedule will be:

100% vested	2 years — 50% annually
75% vested	3 years — 33.3% annually
0% — 50% vested	4 years — 25% annually
     Vesting will occur annually beginning on the first anniversary date of the vesting start date. Vesting is conditioned upon your continued service with us through the vesting date. Any portion of the RSU that is not vested upon termination of your employment will be forfeited.
     See Section 8, Source and Amount of Consideration; Terms of RSUs, for more information.

Q9	What if I elect to participate in the Exchange Offer and then leave Clearwire before the date the RSUs are granted?
     If you are no longer employed by Clearwire, whether voluntarily, involuntarily or for any other reason before the RSU grant date, you will not be able to participate in the Exchange Offer. Accordingly, if you are not an eligible employee on the RSU grant date, even if you had elected to participate in the Exchange Offer and had exchanged your eligible options, your exchange will automatically be deemed withdrawn and you will not participate in the exchange.
     If your employment ends before the RSU grant date, you will retain your outstanding eligible options in accordance with their current terms and conditions.
     The Exchange Offer will not change the nature of your “at-will” employment with Clearwire or any of its subsidiaries and does not create any obligation on the part of Clearwire or any of its subsidiaries to continue your employment for any period. Your employment may be terminated by us, as applicable, or by you at any time, including prior to the expiration date of the Exchange Offer or prior to the vesting date for any RSUs, for any reason, with or without cause.
     See Section 1, Eligible Options; EligibleEemployees; Expiration Date, for more information.

Q10	Will I have to pay for my RSUs?
     No. You do not have to make any cash payment to us to receive your RSUs or your shares of our common stock upon vesting of your RSUs. However, please see Question 23 regarding potential tax withholding obligations.
     See Section 8, Source and Amount of Consideration; Terms of RSUs, for more information.

Q11	What if I elect to participate in the Exchange Offer and then leave Clearwire after the RSUs are granted?
     If you elect to participate in the Exchange Offer and surrender eligible options for exchange, and if we accept your surrendered eligible options, your RSUs will be granted on the RSU grant date. If your employment terminates for any reason after the date the RSUs are granted, the terms and conditions of any RSUs granted in the Exchange Offer will apply. If your service with Clearwire terminates before your RSUs are fully vested, you will forfeit the unvested portion of any RSUs immediately upon the date your service terminates in accordance with the terms of your RSU award agreement.
     See Section 8, Source and Amount of Consideration; Terms of RSUs, for more information.

Q12	What does it mean to exchange on a “grant-by-grant” basis? (See also Question 13 and Question 14)
     You will have the opportunity to exchange each eligible option grant for a separate, new RSU grant. You can choose which of your eligible option grants will be exchanged. However, you will not be able to exchange partial option grants. In other words, if you have an option grant with 1,000 outstanding options, you cannot choose to exchange 600 of the outstanding options and elect to keep the remaining 400 options from the same grant. No partial exchange of a grant will be accepted.
     See Section 3, Procedures for Surrendering Eligible Options, for more information.

Q13	If I elect to participate and my surrendered eligible options are accepted, how many RSUs will I receive in exchange?
     The number of RSUs you will receive for your exchanged options is based on an exchange ratio. We determined the exchange ratios for the eligible options (i.e., how many shares subject to existing eligible options an eligible employee must surrender in order to receive one RSU) based on an option valuation model and the exercise prices of the eligible options. Our objective was to provide for the grant of RSUs that would have a value comparable to the value of your exchanged options. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options:

Exercise Price of Option	Exchange Ratio
$7.00 — $10.99	1.75:1
$11.00 — $16.99	2.5:1
$17.00 and above	3:1
     Example: Based on the exchange ratio, if you exchanged an option grant that had an exercise price of $10.00 and 1,000 outstanding options, you would receive a new RSU grant for approximately 571 RSUs. An option grant with an exercise price of $15.00 and 1,000 outstanding options would result in a new RSU grant for approximately 400 RSUs. An option grant with an exercise price of $23.00 and 1,000 outstanding options would result in a new RSU grant for approximately 333 RSUs.
     We will not grant any fractional RSUs. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each surrendered eligible option on a grant-by-grant basis.
     See Section 1, Eligible Options; Eligible Employees; Expiration Date, and Section 3, Procedures for Surrendering Eligible Options, for more information.

Q14	Can I exchange a portion of an eligible option grant?
     No. Eligible employees will be permitted to exchange eligible options for RSUs on a grant-by-grant basis only. No partial exchanges of an eligible option grant will be permitted. If you elect to exchange an eligible option grant, you must exchange all of the outstanding (i.e., unexercised) stock options underlying that particular eligible option grant. If you attempt to exchange a portion but not all of the underlying stock options of an eligible option grant, your election for that grant will be rejected.
     See Section 3, Procedures for Surrendering Eligible Options, for more information.

Q15	What if I have more than one eligible option grant?
     Eligible employees will be permitted to exchange eligible options for RSUs on a grant-by-grant basis. This means that if you have more than one eligible option grant, you may elect to surrender one eligible option grant and not another. For example, if you have two eligible option grants, one that provides a right to purchase 100 shares of common stock and another that provides a right to purchase 50 shares of common stock, you may elect to exchange just the eligible option grant that provides a right to purchase 100 shares of common stock, just the eligible option grant that provides a right to purchase 50 shares of common stock, both eligible option grants, or neither eligible option grant.
     See Section 3, Procedures for Surrendering Eligible Options, for more information.

Q16	Must I participate in the Exchange Offer?
     No. Participation in the Exchange Offer will be voluntary, and there will be no penalties for electing not to participate. If you choose not to participate in the Exchange Offer, you will not receive the RSUs, and your outstanding options will remain outstanding in accordance with their current terms and conditions.
     See Risk Factors; Section 3, Procedures for Surrendering Eligible Options; and Section 4, Withdrawal Rights, for more information.

Q17	How should I decide whether to exchange my eligible options for RSUs?
     Although our Board of Directors and its Compensation Committee has approved the Exchange Offer, neither the Company nor the Board of Directors or its Compensation Committee makes any recommendation as to whether you should participate in the Exchange Offer. Similarly, neither the Company nor the Board of Directors makes any prediction about the future price of our common stock.
     The Company is providing as much information as possible to assist you in making your own informed decision. You are encouraged to seek further advice from your tax, financial and legal advisors. No one from the Company is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.
     It is important that you review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer, including those relating to the value of eligible options compared to RSUs if Clearwire’s stock price increases in the future.
     See Risk Factors; Section 3, Procedures for Surrendering Eligible Options; and Section 8, Source and Amount of Consideration; Terms of RSUs; Section 9, Information Concerning Clearwire; Financial Information; Section 14, Material U.S. Federal Income Tax Consequences; and Section 17, Additional Information, for more information.

Q18	Why can’t Clearwire just grant eligible employees additional stock options?
     We designed the Exchange Offer to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional stock options or RSUs without cancelling their existing eligible underwater stock options. Granting more stock options would increase the number of outstanding stock options relative to our outstanding shares of common stock, sometimes called “overhang,” which we do not believe would be in the best interests of our stockholders. In addition, issuing additional stock options without cancelling any previously granted underwater stock options would increase our non-cash compensation expense. This would decrease our earnings and could negatively impact our stock price.
     See Section 2, Purpose of the Exchange Offer, for more information.

Q19	How do I find out how many eligible options I have and what their exercise prices are?
     You can review a list of your eligible options and the exercise prices of such options at the Exchange Website at https://clearwire.equitybenefits.com.
     See Section 1, Eligible Options; Eligible Employees; Expiration Date, for more information.

Q20	Can I exchange stock options that I have already fully exercised?
     No. The Exchange Offer only pertains to outstanding options. It does not apply in any way to shares you have purchased, whether upon the exercise of options or otherwise. If you have exercised an eligible option grant in its entirety, that option grant is no longer outstanding and is therefore not subject to the Exchange Offer.
     See Section 3, Procedures for Surrendering Eligible Options, for more information.

Q21	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?
     Yes. Any remaining outstanding, unexercised eligible options can be exchanged. If you have previously exercised a portion of an eligible option, only the portion of that eligible option that has not yet been exercised will be eligible to be exchanged. Eligible options that you have exercised prior to the expiration date of the Exchange Offer will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.
     See Risk Factors and Section 3, Procedures for Surrendering Eligible Options, for more information.

Q22	What if I am on an authorized leave of absence?
     Any eligible employees who are on an authorized leave of absence will be able to participate in the Exchange Offer. If you surrender your eligible options and you are on an authorized leave of absence on the RSU grant date, you will be entitled to receive RSUs on the RSU grant date as long as all other eligibility requirements are still met.
     See Section 1, Eligible Options; Eligible Employees; Expiration Date, for more information.

Q23	Will I owe taxes if I participate in the Exchange Offer?
     Generally, for U.S. federal income tax purposes, we believe that the exchange of eligible options for RSUs pursuant to the Exchange Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the RSUs. However, you normally will have taxable income when our common stock is issued to you in payment of your vested RSUs, at which time the Company typically also will have an obligation to withhold taxes from you. The Company will satisfy tax withholding obligations, if applicable, in the manner specified in your RSU agreement.
     Note that the tax treatment of RSUs differs significantly from the tax treatment of your stock options. As a result, if you participate in the Exchange Offer and receive RSUs for exchanged stock options issued under the 2008 Plan, your tax liability could be higher than if you had kept your eligible options.
     You should consult with your tax advisor to determine the personal tax consequences to you of participating in the Exchange Offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.
     See Section 14, Material U.S. Federal Income Tax Consequences, for more information.

Q24	What happens to eligible options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?
     The Exchange Offer will have no effect on eligible options that you choose not to surrender or on eligible options that are not accepted for exchange in the Exchange Offer.
     See Section 3, Procedures for Surrendering Eligible Options, for more information.

Q25	If I surrender eligible options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible options?
     Yes. Eligible options that you elect to exchange will be cancelled on the expiration date of the Exchange Offer, and you will no longer have any rights under those surrendered eligible options. Any options that are not eligible for the Exchange Offer will not be cancelled and will remain outstanding at their original exercise price and under their original terms.
     See Section 5, Acceptance of Eligible Options; Newly Issued RSUs, for more information.

Q26	How long do I have to decide whether to participate in the Exchange Offer?
     The Exchange Offer expires at 5:00 p.m., Pacific Daylight Time, on June 7, 2011. No exceptions will be made to the deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the RSU grant date will be similarly extended.
     See Section 15, Extension of the Exchange Offer; Termination; Amendment, for more information.

Q27	How do I participate in the Exchange Offer?
     Participation in this Exchange Offer is voluntary. On May 9, 2011, eligible employees will receive an email from stockoptions@clearwire.com announcing the commencement of the Exchange Offer. If you are an eligible employee and you wish to surrender any of your eligible options for exchange in the Exchange Offer, you must make your election online at the Exchange Website before the expiration deadline of 5:00 p.m., Pacific Daylight Time, on June 7, 2011 (or such later date as may apply if the Exchange Offer is extended). All eligible employees can access the Exchange Website at https://clearwire.equitybenefits.com to make their online election and to view information with respect to the Exchange Offer, the offer documents and their eligible option grants. The Exchange Website is best accessed from Internet Explorer, although other browsers will work. Follow the steps below to make your election online:
1)	Access the Exchange Website by going to https://clearwire.equitybenefits.com and enter your Clearwire email address and password. If this is the first time you are logging in to the Exchange Website, you should use the password as specified in the email from stockoptions@clearwire.com sent on Monday, May 9, 2011. Your initial password is the last 4 digits of your social security number. You will be prompted to reset your password during your initial login.

2)	After logging in to the Exchange Website, first review the information and documents provided in the “Learn” section located on the “Welcome” page and then select the “View/Make My Election” option.

3)	Make My Election (Step 1 of 4): You will be provided with personalized information regarding the eligible option grants you hold, including the grant date, the per share exercise price, the number of shares outstanding and the number of vested options for each of your eligible options grants. You will also be provided with the number of RSUs that will be granted for each eligible option grant should you elect to exchange your eligible option grant. Next to each of your eligible option grants, there is an “Election” box. Select the appropriate box (either “Yes” or “No”) next to each grant you wish to exchange pursuant to the Exchange Offer. A “Yes” election means you want to surrender the selected eligible option grant and exchange it for RSUs. A “No” election means you do not want to surrender the selected eligible option grant. When you’ve made an election for each eligible option grant, proceed to the next step.

4)	Review My Election (Step 2 of 4): Your selections are noted on this page of the Exchange Website. If you are satisfied with these selections, proceed through the Exchange Website to the next step.

5)	Submit My Election (Step 3 of 4): Review, acknowledge and agree to the Election Terms and Conditions provided in the Offer to Exchange document (available by clicking on the hyperlink) and submit your election by selecting the button at the bottom of the page titled “I Agree”.

6)	Print Election Confirmation (Step 4 of 4): Upon submitting your election, an Election Confirmation will be generated by the Exchange Website. Please print and keep a copy of the Election Confirmation for your records.
     On the Make My Election page of the Exchange Website, a Breakeven Calculator has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from eligible option grants and the RSUs to be granted pursuant to the Exchange Offer based on the exchange ratios described in Question 13. The Breakeven Calculator can be accessed by all eligible employees.
     You do not need to return your stock option agreement(s) relating to any surrendered eligible options, as they will be cancelled automatically if we accept your eligible options for exchange. Your eligible options will not be considered surrendered until we receive your properly submitted electronic election form before 5:00 p.m. Pacific Daylight Time, on June 7, 2011 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that your electronic election form is properly completed, submitted and received by the deadline.
     We reserve the right to reject any or all surrenders of eligible options that we determine are not in appropriate form or that we determine it would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered eligible options on June 7, 2011 (or such later date as may apply if the Exchange Offer is extended).
     See Section 3, Procedures for Surrendering Eligible Options, for more information.

Q28	When and how can I withdraw previously surrendered eligible options?
     If you elect to surrender eligible options and later change your mind, you may withdraw your surrendered eligible options by logging into the Exchange Website at https://clearwire.equitybenefits.com and clicking View/Make My Election from the “Welcome” page. On the Make My Election page, you can indicate your withdrawal by selecting “No” in the Election box, then proceeding through each screen as indicated in Question 27. Your new election must be submitted before the expiration deadline of 5:00 p.m., Pacific Daylight Time, on June 7, 2011 (or such later date as may apply if the Exchange Offer is extended).
     Once you have withdrawn eligible options, you may again surrender such stock options by following the procedures for properly surrendering eligible options as discussed in Question 27.
     If you miss the deadline for notifying us of your withdrawal election but remain an eligible employee, any previously surrendered eligible options will be cancelled and exchanged pursuant to the Exchange Offer.
     See Section 4, Withdrawal Rights, for more information.

Q29	How will I know if my election form or my notice of withdrawal has been received?
     You can check the Election Confirmation page on the Exchange Website, https://clearwire.equitybenefits.com, at any time to see your current election(s). It is your responsibility to ensure that your election form or notice of withdrawal, as applicable, is submitted and received prior to the expiration of the Exchange Offer.
     See Section 3, Procedures for Surrendering Eligible Options, and Section 4, Withdrawal Rights, for more information.

Q30	What will happen if I do not submit my election form by the deadline?
     If your election to surrender eligible options for exchange is not received before the Exchange Offer expires, then all of your eligible options will remain outstanding at their original exercise price and subject to their original terms. If you decide not to surrender any of your eligible options for exchange in the Exchange Offer, you do not need to do anything.
     See Section 3, Procedures for Surrendering Eligible Options, for more information.

Q31	What if I have questions regarding the Exchange Offer, if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached to or referred to in this document, or if I am unable to make an election to tender eligible options, or to withdraw a previous election to tender eligible options, using the Exchange Website?
     If you have difficulty accessing the Exchange Website, have questions about the Exchange Offer or have requests for assistance, please contact the Clearwire Stock Plan Administrator at email address or telephone number below.
     Clearwire Stock Plan Administrator Email Address: stockoptions@clearwire.com
     Clearwire Stock Plan Administrator Telephone Number: (425) 216-7184
     If you are unable to make an election to tender eligible options, or to withdraw a previous election to tender eligible options, using the Exchange Website at https://clearwire.equitybenefits.com, you can submit your election, or withdraw a previous election, using a paper election and withdrawal form. You can request a paper election form by contacting the Clearwire Stock Plan Administrator at stockoptions@clearwire.com or at (425) 216-7184. Please include your first and last name, telephone number, address and email address on any such request. You can submit the properly completed paper election and withdrawal form via the following:

Scan and email to:	stockoptions@clearwire.com

Fax to:	(425) 968-1900

Mail to:	Clearwire Corporation
Attn: Stock Plan Administrator
4400 Carillon Point
Kirkland, WA 98033
     We must receive your properly completed and submitted election by the Exchange Offer deadline of 5:00 p.m., Pacific Daylight Time, on June 7, 2011. You are responsible for making sure that your election form is properly completed, submitted and received by the deadline. If you are concerned that by mailing your election form it won’t be received by the deadline, you may want to consider sending the election form via email or facsimile to the email address or fax number listed above.
     See Section 3, Procedures for Surrendering Eligible Options, for more information.
RISK FACTORS
     Participating in the Exchange Offer involves a number of risks and uncertainties. Conversely, there are risks associated with keeping your eligible options and deciding not to surrender them in the Exchange Offer. We describe some of those risks below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, is incorporated by reference into this Offer to Exchange document. Copies of this filing may be obtained at the SEC’s website at http://www.sec.gov or on the Company’s website at http://www.clearwire.com, under “Investor Relations.” You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Exchange Offer. In addition, we strongly urge you to read the sections in this Exchange Offer discussing the tax consequences, as well as the rest of this Offer to Exchange document, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Exchange Offer.
     Portions of this Offer to Exchange document (including information incorporated by reference) contain “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “project,” “will,” “could,” “would,” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in this Exchange Offer and in our SEC filings referenced in the immediately preceding paragraph. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange document or in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) do not apply to any forward-looking statements we make in connection with the Exchange Offer, including any forward-looking statements incorporated herein by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
     The following discussion should be read in conjunction with the financial information in Section 9, Information Concerning Clearwire; Financial Information, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and 10-Q.
Risks Related to the Exchange Offer
If you exchange eligible options for RSUs in the Exchange Offer and your employment with us terminates before the RSUs fully vest, you will forfeit any unvested portion of your RSUs.
     The terms and conditions for the new RSUs will govern what effect your termination of employment will have on any outstanding RSUs. The new RSUs will be subject to a new vesting schedule, even if the options exchanged are currently fully vested. The vesting schedule for the new RSUs will depend on what portion of the exchanged option is vested as of the commencement of the Exchange Offer (see chart below). The new RSUs will be granted on the next business day following the expiration of the Exchange Offer; however, the vesting start date is expected to be March 1, 2011.

If the options exchanged are:	The new RSU vest schedule will be:

100% vested	2 years — 50% annually
75% vested	3 years — 33.3% annually
0% — 50% vested	4 years — 25% annually
     Vesting will occur annually beginning on the first anniversary date of the vesting start date. Vesting is conditioned upon your continued service with us through the vesting date. Any portion of the RSUs that are not vested upon termination of your employment will be forfeited.
     Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of Clearwire or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the RSU grant date or thereafter.
The value of our common stock fluctuates, and there is no guarantee that RSUs will increase in value over time.
     The market price of our common stock has been volatile. As a result, there is no guarantee that any RSUs received in the Exchange Offer will increase in value over time.
If we are acquired by or merge with another company, your surrendered stock options might be worth more than the RSUs that you receive in exchange for them.
     A transaction involving the Company, such as a merger or other acquisition, could have a substantial effect on the price of our common stock, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the Exchange Offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this Exchange Offer and retained their original stock options.

     Furthermore, a transaction involving the Company, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment with us terminates before your RSUs vest, you will not receive any value with respect to your unvested RSUs.
RSUs will not be vested on the RSU grant date.
     The RSUs will be subject to a new vesting schedule. This is true even if your exchanged stock options are 100% vested. If you elect to exchange stock options for RSUs and do not remain an employee with us through the date your RSUs vest, your RSUs will not vest. As a result, you will not receive any value with respect to your unvested RSUs.
If the price of our common stock increases over time, the value of the RSUs that you receive in the Exchange Offer may ultimately be less than the value of the eligible options that you surrendered in the exchange.
     Because the exchange ratios of this Exchange Offer are not one-for-one with respect to any options, it is possible that, at some point in the future, your old options would be economically more valuable than the RSUs granted pursuant to this Exchange Offer. For example, if you exchange a stock option award for 1,000 shares with an exercise price of $15.00, you would receive 400 RSUs. Assume, for illustrative purposes only, that the price of our common stock increases to $30.00 per share. Under this example, if you keep your exchanged options, exercise them for our common stock and immediately sell the stock at $30.00 per share, you would realize a pre-tax gain of $15,000 (i.e., 1,000 options multiplied by the $15.00 difference between the $30.00 market price and the $15.00 exercise price), but if you exchange your options and sell the shares subject to the RSU grant at $30.00 per share, you would realize a pre-tax gain of only $12,000 (i.e., 400 shares multiplied by the $30.00 market price).
For U.S. taxpayers, RSUs will generally result in taxable ordinary income when shares are issued in payment at vesting.
     If you participate in the Exchange Offer and receive RSUs for surrendered eligible options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the RSU grant date. However, you generally will have taxable ordinary income when shares are issued to you in payment of vested RSUs, at which time the Company generally also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your RSU agreements. You also may have taxable capital gains when you sell the shares underlying the RSUs. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the RSUs or the shares you receive when your RSUs vest. Note that the tax treatment of RSUs differs significantly from the tax treatment of your stock options, and as a result of participating in the Exchange Offer, your tax liability could be higher than if you had kept your eligible options.
Risks Relating to Our Business, Generally
     You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on the Company’s website at http://www.clearwire.com, under “Investor Relations.” In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER
May 9, 2011
Section 1. Eligible Options; Eligible Employees; Expiration Date
     Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible employees to exchange some or all of their eligible options (on a grant-by-grant basis) that are properly surrendered in accordance with Section 3, Procedures for Surrendering Eligible Options, and not validly withdrawn pursuant to Section 4, Withdrawal Rights, before the expiration of the Exchange Offer for RSUs on the RSU grant date (expected to be the next business day after the expiration of the Exchange Offer).
     “Eligible options” are those stock options with an exercise price equal to or greater than $7.00. The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of the Exchange Offer. References to dollars (“$”) are to U.S. dollars.
     You are an “eligible employee” if you are:
•	A U.S. employee who holds eligible options;

•	Employed by the Company or one of its majority-owned subsidiaries on the date the Exchange Offer commences and remain employed through the date the Exchange Offer expires; and

•	Eligible to participate in the Company’s 2008 Stock Compensation Plan (the “2008 Plan”).
     The Company has excluded members of our Board of Directors and former employees from participating in the Exchange Offer. The Company has also excluded otherwise eligible employees located in Austria, Spain and Ireland from participating in the Exchange Offer because including these employees would have tax, regulatory or other implications that are inconsistent with the Company’s compensation policies and practices.
     You will not be eligible to surrender eligible options or receive RSUs if you cease to be an eligible employee for any reason prior to the RSU grant date, including a termination of your employment by reason of retirement, disability or death. If you are on an authorized leave of absence and are otherwise an eligible employee, you will be eligible to surrender eligible options for exchange in the Exchange Offer. If you surrender your eligible options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the RSU date, you will be entitled to receive RSUs on that date. Leave is considered “authorized” if it was approved in accordance with our policies.
     If you elect to participate in the Exchange Offer, the number of RSUs that you receive will depend on the number of eligible options you exchange, the exercise price of those eligible options, and the exchange ratio in the table below. RSU grant amounts calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be issued. Note that the exchange ratios apply to each of your eligible option grants separately. This means that the various eligible option grants you hold may be subject to different exchange ratios.

Exercise Price of Option	Exchange Ratio

$7.00 — $10.99	1.75:1
$11.00 — $16.99	2.5:1
$17.00 and above	3:1
     You can review a list of your eligible options and the exercise prices of such eligible options at the Exchange Website, https://clearwire.equitybenefits.com.
     The Exchange Offer is scheduled to expire at 5:00 p.m., Pacific Daylight Time, on June 7, 2011, unless extended, in our sole discretion. See Section 15, Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.
     Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Clearwire or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the RSU grant date or thereafter.

     WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE DOCUMENT, AND YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS AS YOU DEEM APPROPRIATE. YOU MUST MAKE YOUR OWN DECISION ON WHETHER TO SURRENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.
Section 2. Purpose of the Exchange Offer
     Our stock price has experienced a significant decline during the last few years due to a number of factors, including the continued weak economy, ongoing funding issues, disruptive changes in our industry, and uncertainty over our future business plans, as well as other factors within our control that have adversely affected our financial results. We have taken a number of actions to transform and strengthen our business and improve our performance. However, our efforts have not yet had a significant impact on our stock price, which remains at a relatively low level. Consequently, the Company’s employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of our common stock and the average market price of our common stock over the prior 12 months. Further, there can be no assurance that our efforts to transform and reinvigorate our business and improve our performance will ultimately result in significant increases in our stock price in the near-term, if at all. Thus, our Board of Directors and our Compensation Committee believe these underwater options no longer provide the long-term incentive and retention benefits that they were intended to provide. Our Board of Directors and the Compensation Committee believe that the Exchange Offer is an important component in our strategy to align employee and stockholder interests through our equity compensation programs. Although we continue to believe that equity compensation constitutes an important component of our employees’ total compensation, many of our employees view their existing stock options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these stock options are ineffective at providing the incentives and retention value that we believe are necessary to motivate and retain our employees.
     We believe that the Exchange Offer is important for the Company because it will permit us to:
•	Provide renewed incentives to our employees who participate in the Exchange Offer. As of April 30, 2011, 9,111,549 of our outstanding stock options were underwater. The weighted average exercise price of these underwater options was $15.88 as compared to a $5.12 closing price of our common stock on May 4, 2011. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees. We believe that the Exchange Offer will enable us to enhance long-term stockholder value by providing greater assurance that the Company will be able to retain experienced and productive employees, by improving the morale of our employees generally and by aligning the interests of our employees more fully with the interests of our stockholders.

•	Meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees. These underwater stock options currently create an equity award overhang to our stockholders of approximately 12 million shares. As of April 30, 2011, the total number of shares of our common stock outstanding was approximately 989 million, consisting of approximately 246 million shares of Class A Common Stock and approximately 743 million shares of Class B Common Stock. Keeping these underwater options outstanding does not serve the interests of our stockholders and does not provide the benefits intended by our equity compensation program. By replacing the eligible options with a lesser number of RSUs, our overhang will be decreased. The overhang represented by the RSUs granted pursuant to the Exchange Offer will reflect an appropriate balance between the Company’s goals for its equity compensation program and our interest in minimizing our overhang and the dilution of our stockholders’ interests.

•	Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize a total of approximately $57.1 million in compensation expense related to these underwater options, $54.2 million of which has already been expensed as of April 30, 2011 by us and our predecessor entity (“Old Clearwire”) and $2.9 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater. We believe it is not an efficient use of the Company’s resources to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing options that have little or no retention or incentive value with RSUs that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), the Company will be making efficient use of its resources.
Section 3. Procedures for Surrendering Eligible Options
     If you are an eligible employee and you wish to surrender any of your eligible options for exchange in the Exchange Offer, you must make your election online at the Exchange Website before the Exchange Offer expires at 5:00 p.m., Pacific Daylight Time, on June 7, 2011 (or such later date as may apply if the Exchange Offer is extended). If we extend the Exchange Offer beyond that time, you may surrender your eligible options for exchange at any time until the extended expiration date of the Exchange Offer.
     You will be permitted to exchange your eligible options for RSUs on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible option grant. If you elect to surrender one eligible option grant, in the Exchange Offer, you do not need to surrender any other eligible options you may hold pursuant to separate grants. If you attempt to exchange a portion but not all of an outstanding eligible option grant, we will reject your surrender of that particular stock option grant and no stock options represented by that stock option grant will be exchanged. This will not affect any other eligible options that are properly surrendered.
     Proper Surrender of Eligible Options. If you are an eligible employee and you wish to surrender any of your eligible options for exchange in the Exchange Offer, you must make your election online at the Exchange Website before the expiration deadline of 5:00 p.m., Pacific Daylight Time, on June 7, 2011 (or such later date as may apply if the Exchange Offer is extended). All eligible employees can access the Exchange Website at https://clearwire.equitybenefits.com to make their online election and to view information with respect to the Exchange Offer, the offer documents and their eligible option grants. Included in the announcement letter emailed to you is your Log-in ID and Password. You will need your Log-in ID and Password to gain access to your personal information on the Exchange Website and to make your online elections with respect to the Exchange Offer.
     If you have difficulty accessing the Option for RSU Exchange Program website, have lost, cannot remember or otherwise have difficulties with your Log-in ID and Password, have questions about the Exchange Offer or have requests for assistance, please contact the Clearwire Stock Plan Administrator at the email address or number below:
•	Clearwire Stock Plan Administrator Email Address: stockoptions@clearwire.com

•	Clearwire Stock Plan Administrator Telephone Number: (425) 216-7184
     If you are unable to make an election to tender eligible options using the Exchange Website at https://clearwire.equitybenefits.com, you can submit your election using a paper election form. A paper election and withdrawal form is available by contacting the Clearwire Stock Plan Administrator at stockoptions@clearwire.com or by calling (425) 216-7184. Please include your first and last name, telephone number, address and email address on any such request. You can submit the properly completed paper election and withdrawal form via the following: .

Scan and email to:	stockoptions@clearwire.com

Fax to:	(425) 968-1900

Mail to:	Clearwire Corporation
Attn: Stock Plan Administrator
4400 Carillon Point
Kirkland, WA 98033
     You do not need to return any stock option agreement(s) relating to any surrendered eligible options, as they will be cancelled automatically if we accept your eligible options for exchange.
     You can check the Election Confirmation page on the Exchange Website, https://clearwire.equitybenefits.com, at any time to see your current election(s). Additionally, you will receive an e-mail from stockoptions@clearwire.com with a confirmation of your election shortly after it is received. We filed a template of this confirmation with the SEC as an exhibit to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange document is a part. You will not receive a confirmation in the mail.

     Your eligible options will not be considered surrendered until we receive your properly submitted election form. Your properly submitted election form must be received before 5:00 p.m., Pacific Daylight Time, on June 7, 2011 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that your election form is properly completed, submitted and received by the deadline.
     Electing Not to Participate. Participation in the Exchange Offer is voluntary, and there are no penalties for electing not to tender any of your eligible options. If you do not want to tender your options in the Exchange Offer, you do not need to do anything. Any eligible options that you do not validly tender will remain outstanding on the same terms and conditions on which they were granted.
     Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible options. Neither Clearwire nor any other person is obligated to give notice of any defects or irregularities in surrenders. No surrender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee surrendering stock options unless waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce the Exchange Offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee.
     Our Acceptance Constitutes an Agreement. Your surrender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4, Withdrawal Rights, and our acceptance of your surrendered eligible options in accordance with Section 5, Acceptance of Eligible Options; Newly Issued RSUs. Our acceptance for exchange of eligible options surrendered by you pursuant to the Exchange Offer will constitute a binding agreement between Clearwire and you upon the terms and subject to the conditions of the Exchange Offer.
     Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6, Conditions of the Exchange Offer, we expect to accept and cancel on the day the Exchange Offer expires all properly surrendered eligible options that have not been validly withdrawn, and we expect to grant the RSUs on the next business day following the expiration date of the Exchange Offer. You will receive new RSU agreements governing the terms of the RSUs granted to you, which will be delivered to you as soon as reasonably practicable following the RSU grant date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the RSU grant date will be similarly extended.
Section 4. Withdrawal Rights
     If you elect to surrender eligible options and later change your mind, you may withdraw your surrendered eligible options by logging into the Exchange Website at https://clearwire.equitybenefits.com and changing your election before the Exchange Offer expires. Your new election must be submitted before the expiration deadline of 5:00 p.m., Pacific Daylight Time, on June 7, 2011 (or such later date as may apply if the Exchange Offer is extended).
     Please note that, just as you may not surrender only part of an eligible option grant, you may also not withdraw your election with respect to only a portion of an eligible option grant. If you elect to withdraw a previously surrendered eligible option grant, you must withdraw with respect to the entire eligible option grant, but need not withdraw any other eligible option grants previously surrendered. Your withdrawal election must specify the eligible option grants to be withdrawn.
     You can check the Election Confirmation page on the Exchange Website, https://clearwire.equitybenefits.com, at any time to see your current election(s). Additionally, you will receive an email from stockoptions@clearwire.com with a confirmation of your election shortly after it is received. We filed a template of this confirmation with the SEC as an exhibit to the Schedule TO. You will not receive a confirmation in the mail.
     If you are unable to withdraw a previous tender of eligible options using the Exchange Website, https://clearwire.equitybenefits.com, please contact the Clearwire Stock Plan Administrator at the email address or number below:
•	Clearwire Stock Plan Administrator Email Address: stockoptions@clearwire.com

•	Clearwire Stock Plan Administrator Telephone Number: (425) 216-7184

     If you are unable to withdraw a previous election to tender eligible options using the Exchange Website, https://clearwire.equitybenefits.com, you can withdraw a previous election by submitting a paper election and withdrawal form. You can request a paper election form by contacting the Clearwire Stock Plan Administrator at stockoptions@clearwire.com or at (425) 216-7184. Please include your first and last name, telephone number, address and email address on any such request. You can submit the properly completed paper withdrawal form via the following:

Scan and email to:	stockoptions@clearwire.com

Fax to:	(425) 968-1900

Mail to:	Clearwire Corporation

Attn: Stock Plan Administrator
4400 Carillon Point
Kirkland, WA 98033
     Your surrendered eligible options will not be considered withdrawn until we receive your properly submitted withdrawal election. If you miss the deadline for notifying us of your withdrawal election but remain an eligible employee, any previously surrendered eligible options will be cancelled and exchanged pursuant to the Exchange Offer. You are responsible for making sure that your election to withdraw is properly completed, submitted and received by the Exchange Offer expiration deadline of 5:00 p.m., Pacific Daylight Time, on June 7, 2011. Once you have withdrawn eligible options, you may again surrender these stock options for exchange by following the procedures for properly surrendering eligible options as described in Section 3, Procedures for Surrendering Eligible Options, prior to the deadline noted above.
     Neither Clearwire nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal. No withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee making the withdrawal election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.
Section 5. Acceptance of Eligible Options; Newly Issued RSUs
     Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible options properly surrendered and not validly withdrawn by the expiration of the Exchange Offer, which is currently scheduled to expire at 5:00 p.m., Pacific Daylight Time, on June 7, 2011. Once we have accepted your surrendered eligible options, such stock options will be cancelled and you will no longer have any rights under the surrendered eligible options. We expect to grant the RSUs on the next business day following the expiration date of the Exchange Offer. You will receive RSU agreement(s) governing the terms of the RSUs granted to you, which will be available in your E*Trade account as soon as reasonably practicable following the expiration date of the Exchange Offer. If the expiration date of the Exchange Offer is extended, then the cancellation date and RSU grant date will be similarly extended.
     If you have surrendered eligible options for exchange in the Exchange Offer and your employment with us terminates for any reason before the RSU grant date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your eligible options for exchange. In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.
Section 6. Conditions of the Exchange Offer
     We will not accept any eligible options surrendered pursuant to the Exchange Offer, and we may terminate or amend the Exchange Offer or postpone our acceptance of any eligible options surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after May 9, 2011, and before the expiration of the Exchange Offer, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the eligible options surrendered pursuant to the Exchange Offer:
     (a) There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the cancellation of surrendered eligible options and the grant of RSUs pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;
     (b) There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
•	make the cancellation of surrendered eligible options and the grant of RSUs in exchange therefor illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•	materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;
     (c) There shall have occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;
     (d) There shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expense in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;
     (e) There shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:
•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 9, 2011;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 9, 2011 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;
     (f) There shall have occurred any change or changes in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership as a result of unforeseen significant events beyond our control that, in our reasonable judgment, are or may be material to us or otherwise make it inadvisable for us to proceed with the Exchange Offer; or
     (g) There shall have been enacted, enforced or deemed applicable to Clearwire any rules, regulations or actions by any governmental authority, the NASDAQ Global Select Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer.
     The conditions of the Exchange Offer are for our benefit. We may assert the conditions in our discretion, regardless of the circumstances giving rise to them, at any time before the expiration of the Exchange Offer. We may waive a condition, in whole or in part, at any time and from time to time before the expiration of the Exchange Offer, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 may be challenged by an eligible employee only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.
Section 7. Price Range of Our Common Stock
     The eligible options give eligible employees the right to acquire shares of our common stock. None of the eligible options are traded on any trading market.
     Our common stock is traded on the NASDAQ Global Select Market under the symbol “CLWR.” The following table shows the quarterly high and low closing sale prices per share of our common stock during the periods indicated.

	High	Low
Fiscal Year Ended December 31, 2011
2nd Quarter (through May 4, 2011)	$6.11	$4.75
1st Quarter	6.00	4.71

Fiscal Year Ended December 31, 2010
4th Quarter	$8.31	$4.63
3rd Quarter	8.82	5.99
2nd Quarter	8.60	6.87
1st Quarter	8.55	5.89

Fiscal Year Ended December 31, 2009
4th Quarter	$8.48	$5.35
3rd Quarter	9.42	5.01
2nd Quarter	6.59	4.05
1st Quarter	5.38	2.64
     As of April 30, 2011, the number of stockholders of record of our common stock was approximately 116, and the number of outstanding shares of our common stock was approximately 989 million, consisting of approximately 246 million shares of Class A Common Stock and approximately 743 million shares of Class B Common Stock. On May 4, 2011, the closing price of our common stock as reported on the NASDAQ Global Select Market was $5.12 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible options in the Exchange Offer.
     The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.
Section 8. Source and Amount of Consideration; Terms of RSUs
     Consideration. For eligible options, subject to the terms of the Exchange Offer, the RSUs granted in exchange for the eligible options will be issued under the 2008 Plan. RSUs are equity awards under which Clearwire promises to issue common stock in the future, provided the vesting criteria are satisfied. As of April 30, 2011, there were a total of 11,344,948 shares underlying stock options outstanding under our equity compensation plans. Of the outstanding stock options, as of April 30, 2011, options to purchase 4,957,053 shares of our common stock would be eligible for exchange under the Exchange Offer. As of April 30, 2011, 53,880,931 shares were available for grant under our existing equity plans, all of which are available for grant under our 2008 Plan. If 100% of eligible options were to be exchanged for grants of RSUs made in accordance with the exchange ratios set out in Section 1 Eligible Options; Eligible Employees; Expiration Date, the number of shares underlying outstanding stock options would be reduced by 4,957,053 shares, or approximately 44% of all outstanding stock options, while replacement RSUs covering 2,035,289 shares will be granted, resulting in a net reduction in the equity award overhang by 2,921,764 shares. As of April 30, 2011, 482 employees were eligible to participate in the Exchange Offer.
     The exchange ratios have been established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. See Section 1, Eligible Options; Eligible Employees; Expiration Date, for a table showing the exchange ratios for the Exchange Offer.
     RSU grants calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be issued.

     Terms of RSU Grants. If we accept the surrender of your eligible options for exchange, then those eligible options will, on the expiration of the Exchange Offer, be cancelled and replaced with RSU grants on the RSU grant date, which we expect to be the next business day following the expiration of the Exchange Offer. The vesting schedule of your current eligible options will no longer apply, and your RSUs will be subject to a new vesting schedule as follows:

If the options exchanged are:	The new RSU vest schedule will be:

100% vested	2 years — 50% annually
75% vested	3 years — 33.3% annually
0% — 50% vested	4 years — 25% annually
     Example:
     Assume that an eligible employee elects to exchange an eligible option grant covering 1,200 shares with an exercise price of $12.00 per share and the following vesting schedule:

Vesting Schedule
300 shares vested on December 1, 2008
300 shares vested on December 1, 2009
300 shares vested on December 1, 2010
300 shares are scheduled to vest on December 1, 2011
     Assume that on June 7, 2011 (the expected expiration date of the Exchange Offer), the eligible employee surrenders the option grant and, in accordance with the exchange ratios listed in Section 1, receives 480 RSUs. Subject to the eligible employee remaining employed by the Company (or one of its subsidiaries) through each such relevant date, the vesting schedule of the RSUs will be as follows:

Vesting Schedule
0 shares will be vested as of March 1, 2011
160 shares will be scheduled to vest on March 1, 2012
160 shares will be scheduled to vest on March 1, 2013
160 shares will be scheduled to vest on March 1, 2014
     The eligible option grant was scheduled to vest fully on December 1, 2011, which is nine months from March 1, 2011, the RSU vesting start date in this example. Instead, none of the RSUs will be vested on the date of grant and the RSUs will vest in equal annual installments such that 1/3 of the RSUs will vest on the first anniversary of the vesting start date, 1/3 will vest on the second anniversary of the vesting start date, and 1/3 will vest on the third anniversary of the vesting start date, subject to the eligible employee remaining employed by the Company (or one of its subsidiaries) through each such respective vesting date.
     The terms and conditions of your eligible options are set forth in the option agreements and the equity compensation plan(s) under which they were granted.
     Participation in the Exchange Offer will not create any contractual or other right of the surrendering eligible employee to receive any future grants of stock options, RSUs or other equity or performance-based compensation. The Exchange Offer does not change the “at-will” nature of an eligible employee’s employment with us or any of our subsidiaries, and an eligible employee’s employment may be terminated by us, by our subsidiaries or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.
     NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF CLEARWIRE OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE RSU GRANT DATE OR THEREAFTER.
     RSUs will be granted under the 2008 Plan. The following is a description of the principal features of the 2008 Plan that apply to stock options and RSUs granted under the 2008 Plan. The description of the 2008 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2008 Plan. The 2008 Plan was filed with the SEC as Exhibit 10.68 to the Company’s Registration Statement on Form S-4 originally filed August 22, 2008. Upon request, we will provide you, without charge, with a copy of the 2008 Plan. Please direct your requests to the Corporate Secretary, by mail at 4400 Carillon Point, Kirkland, WA 98033, or by telephone at (425) 216-7600.
Summary of 2008 Stock Compensation Plan
     The following is a summary of the material terms of the 2008 Plan as proposed to be amended and is qualified in its entirety by reference to the 2008 Plan.
     Administration. The 2008 Plan is administered by our Compensation Committee.
     Shares Available for Awards. There are 80,000,000 shares of Clearwire Class A Common Stock authorized for awards under the 2008 Plan. The maximum number of shares of Clearwire Class A Common Stock that may be granted as incentive stock options is 20,000,000. The maximum number of shares of Clearwire Class A Common Stock subject to options or stock appreciation rights to any eligible individual in any 12-month period is 4,000,000.
     Eligible Individuals. Eligible individuals include any member of our Board of Directors, any officer or employee of the Company, a subsidiary or a related company, any individual to whom the Company, a subsidiary or a related company has extended a formal, written offer of employment or any independent contractor of the Company, subsidiary or related company.
     Types of Awards and Terms and Conditions. The 2008 Plan permits the grant of the following awards: (i) nonqualified stock options, (ii) incentive stock options, (iii) stock appreciation rights, (iv) restricted stock, (v) restricted stock units, or (vi) other stock awards.
     Stock Options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable in cash or, at the discretion of the Compensation Committee, in shares of our common stock having a fair market value on the exercise date equal to the exercise price or by any other means which the Compensation Committee determines.
     Stock Appreciation Rights. Participants may be granted tandem stock appreciation rights (“SARs”) (consisting of SARs with underlying options) and stand-alone SARs. The holder of a tandem SAR is entitled to elect between the exercise of the underlying option for shares of common stock or the surrender of the option in exchange for the receipt of a cash payment equal to the excess of the fair market value on the surrender date over the aggregate exercise price payable for such shares. The holder of a stand-alone SAR will be entitled to receive the excess of the fair market value (on the exercise date) over the exercise price for such shares.
     Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Compensation Committee and subject to forfeiture to the Company if the holder does not satisfy certain requirements for a specified period of time. The holder of restricted stock units will have a right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our common stock at some future date determined by the Compensation Committee, provided that the holder has satisfied certain requirements.
     Other Stock Awards. The Compensation Committee may develop subplans or grant other equity based awards, subject to the provisions of the 2008 Plan.
     Change in Control/Corporate Event. In the event of a corporate event or change of control in the Company (as such terms are defined in the 2008 Plan), our Board of Directors will adjust any or all of the number of shares with respect to which Awards may be granted, the number of shares subject to outstanding awards and the exercise price or base price with respect to any Award. Additionally, if the Company enters into or may become involved in a corporate event or if a change in control does or may occur, our Board of Directors will take such action as it deems appropriate to substantially preserve the value, rights and benefits of any affected awards granted under the 2008 Plan. The Company shall have the right, immediately prior to a corporate event or change in control, to cancel each participant’s award and pay to each participant in connection with the cancellation an amount that the Compensation Committee determines is equivalent to the value of the award.
     Duration, Termination and Amendment. The 2008 Plan will terminate on the tenth anniversary of the date our Board of Directors approved the plan, unless terminated by our Board of Directors earlier. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2008 Plan prior to the expiration may extend beyond the end of such period through the award’s normal expiration date. Our Board of Directors may amend, suspend or terminate the 2008 Plan as determined to be advisable. Stockholder approval may also be required for certain amendments by the Internal Revenue Code, the rules of NASDAQ, or rules of the SEC. Our Board of Directors has specific authority to amend the 2008 Plan without stockholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the 2008 Plan or any award agreement.
     Transferability of Awards. Awards granted under the 2008 Plan may be transferred only to immediate family members and certain affiliate entities.
     U.S. Federal Income Tax Consequences. The following briefly describes the U.S. federal income tax consequences of the 2008 Plan generally applicable to the Company and to employees, officers and directors who are U.S. citizens. The discussion is general in nature and does not address issues relating to the tax circumstances of any individual employee, officer or director. The discussion is based on the Internal Revenue Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of the Exchange Offer. The description is therefore subject to future changes in the law, possibly with retroactive effect. The description does not address the consequences of state, local or foreign tax laws.
     Nonqualified Stock Options. An optionee generally will not recognize any taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, the optionee generally will recognize taxable ordinary income equal to the difference between the amount the optionee received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date and the option exercise price.
     Incentive Stock Options. An optionee generally will not recognize taxable income upon the grant of an incentive stock option. If an optionee exercises an incentive stock option during employment or within three months after his or her employment ends other than as a result of death (12 months in the case of disability), the optionee will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the optionee generally will have taxable income for alternative minimum tax purposes at the time as if the option were a nonqualified stock option). If an optionee sells or exchanges the shares after the later of (a) one year from the date the optionee exercised the option and (b) two years from the grant date of the option, the optionee will recognize long-term capital gain or loss equal to the difference between the amount the optionee received in the sale or exchange and the option exercise price. If the optionee disposes of the shares before these holding period requirements are satisfied, the disposition will constitute a disqualifying disposition, and the optionee generally will recognize taxable ordinary income in the year of disposition equal to the excess, as of the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or, if less, the excess of the amount realized on the sale of the shares over the option exercise price). Additionally, the optionee will have long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received upon disposition of the shares and the option exercise price increased by the amount of ordinary income, if any, the optionee recognized.
     With respect to both nonqualified stock options and incentive stock options, special rules apply if an optionee uses shares already held by the optionee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the optionee.
     Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.
     Restricted Stock Units. A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares the participant receives.
     Tax Consequences to the Company. In the foregoing cases, the Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under the Internal Revenue Code.

     Tax Withholding. The Company is authorized to withhold from any award granted or payment due under the 2008 Plan the amount of any withholding taxes due in respect of the award and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. The Compensation Committee is authorized to establish procedures for election by participants to satisfy their obligations for the payment of withholding taxes by delivery of shares of our common stock or by directing the Company to retain stock otherwise deliverable in connection with the award.
Section 9. Information Concerning Clearwire; Financial Information
     Information Concerning Us. : Clearwire, through its operating subsidiaries, is a leading provider of wireless broadband services. Our 4G network currently provides coverage in areas of the United States where approximately 130 million people live. Our open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next-generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with Sprint, Comcast and Time Warner Cable. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable and Bright House Networks. Clearwire is headquartered in Kirkland, Washington.
     Corporate Structure. On November 28, 2008, Clearwire, f/k/a New Clearwire Corporation, completed the transactions contemplated by the Transaction Agreement and Plan of Merger dated as of May 7, 2008, as amended, (the “Transaction Agreement”), with Old Clearwire), Sprint, Comcast, Time Warner Cable, Bright House Networks, LLC (“Bright House”), Google Inc. (“Google”), and Intel Corporation (“Intel”), (Intel, Comcast, Time Warner Cable, Bright House and Google, together the “Investors”. Under the Transaction Agreement, Old Clearwire was combined with Sprint’s mobile WiMAX business, and the Investors invested an aggregate of $3.2 billion in the combined entity. We were formed on November 28, 2008, as a result of the closing of the transactions (the “Closing”), under the Transaction Agreement.
     We currently have two classes of stock issued and outstanding, including our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and our Class B common stock, par value $0.0001 per share(“Class B Common Stock”). Class B Common Stock has equal voting rights to our Class A Common Stock, but has only limited economic rights. Unlike the holders of Class A Common Stock, the holders of Class B Common Stock have no right to dividends and no right to any proceeds on liquidation other than the par value of the Class B Common Stock.
     Our operating subsidiary, Clearwire Communications LLC, a Delaware limited liability company (“Clearwire Communications”), also has two classes of non-voting equity interests outstanding, including Class A units (“Clearwater Communications Class A Common Units”) and Class B units (“Clearwater Communications Class B Common Units”). Clearwire Communications has also issued a class of voting units (“Clearwire Communications Voting Units”).
     We hold all of the outstanding Clearwire Communications Class A Common Units, and all of the outstanding Clearwire Communications Voting Units, representing an approximately 24.7% economic interest and 100% of the voting power of Clearwire Communications as of December 31, 2010.
     Sprint and the Investors other than Google own shares of our Class B Common Stock. Sprint and the Investors other than Google hold the economic rights associated with their shares of Class B Common Stock through ownership of Clearwire Communications Class B Common Units. Each share of Class B Common Stock plus one Clearwire Communications Class B Common Unit is convertible into one share of Class A Common Stock. Google and, to the extent of their holdings in Old Clearwire, Intel and Eagle River Holdings, LLC (“Eagle River”), also hold shares of Class A Common Stock.
     The ownership interests of Sprint, the Investors and Eagle River in Clearwire as of March 31, 2011 were as follows:
•	Sprint held 531,724,348 shares of Class B Common Stock, representing approximately 53.8% of the voting power of Clearwire, and an equivalent number of Clearwire Communications Class B Common Units.

•	Google held 29,411,765 shares of Class A Common Stock, representing approximately 3.0% of the voting power of Clearwire.

•	Intel held 65,644,812 shares of Class B Common Stock, an equivalent number of Clearwire Communications Class B Common Units, and 36,666,666 previously purchased shares of Class A Common Stock, with the shares of Class A Common Stock and Class B Common Stock together representing approximately 10.3% of the voting power of Clearwire.

•	Time Warner Cable held 46,404,782 shares of Class B Common Stock, representing approximately 4.7% of the voting power of Clearwire, and an equivalent number of Clearwire Communications Class B Common Units.

•	Comcast held 88,504,132 shares of Class B Common Stock, representing approximately 8.9% of the voting power of Clearwire, and an equivalent number of Clearwire Communications Class B Common Units.

•	Bright House held 8,474,440 shares of Class B Common Stock, representing approximately 0.9% of the voting power of Clearwire, and an equivalent number of Clearwire Communications Class B Common Units.

•	Eagle River held 2,728,512 shares of Class B Common Stock and an equivalent number of Clearwire Communications Class B Common Units, and 35,922,958 previously purchased shares of Class A Common Stock, with the shares of Class A Common Stock and Class B Common Stock together representing approximately 3.9% of the voting power of Clearwire.
     At the Closing, Clearwire, Sprint, Eagle River and the Investors entered into the Equityholders’ Agreement which sets forth certain rights and obligations of the parties with respect to the governance of Clearwire, transfer restrictions on Class A Common Stock and Class B Common Stock, rights of first refusal and preemptive rights, among other things. As the holders of nearly 86% of the total voting power of Clearwire, Sprint, Eagle River and the Investors together effectively have control of Clearwire.
     We currently conduct our operations through our domestic and international subsidiaries. Clearwire Communications has one primary domestic operating subsidiary: Clear Wireless LLC, which operates all of our 4G mobile markets. Our spectrum leases and licenses in the United States are primarily held by separate holding companies. Internationally, our operations are conducted through Clearwire International, LLC, an indirect, wholly owned subsidiary of Clearwire Communications, which also indirectly holds investments in Europe and Mexico.
     Financial Information. We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and with “Part I — Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, both of which is incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended December 31, 2010 and December 31, 2009 and the selected consolidated balance sheet data as of December 31, 2010 and December 31, 2009 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The selected consolidated statements of earnings data for the fiscal quarters ended March 31, 2011 and March 31, 2010 and the selected consolidated balance sheet data as of March 31, 2011 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.
Summary Consolidated Statements of Earnings and Balance Sheets

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009
	(In thousands, except per share data)
Statements of Operations Data:

Revenues	$242,027	$106,672	$556,826	$274,458
Cost of goods and services and network costs (exclusive of items shown separately below)	243,603	153,351	927,455	428,348
Selling, general and administrative expense	224,047	214,428	907,793	553,915
Depreciation and amortization	184,926	78,756	466,112	208,263
Spectrum lease expense	74,821	66,691	279,993	259,359
Loss from abandonment and impairment of network and other assets	202,179	611	190,352	7,916

Total operating expenses	929,576	513,837	2,771,705	1,457,801

Operating loss	(687,549)	(407,165)	(2,214,879)	(1,183,343)
Other income (expense), net	(145,974)	(31,658)	(88,371)	(69,791)

Loss before income taxes	(833,523)	(438,823)	(2,303,250)	(1,253,134)
Income tax benefit (provision)	(325)	(578)	156	(712)

Net loss	(833,848)	(439,401)	(2,303,094)	(1,253,846)
Less: non-controlling interests in net loss of consolidated subsidiaries	606,893	345,309	1,815,657	928,264

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009
	(In thousands, except per share data)
Net loss attributable to Clearwire Corporation	$(226,955)	$(94,092)	$(487,437)	$(325,582)

Net loss attributable to Clearwire Corporation per Clearwire Corporation Class A Common Share
Basic	$(0.93)	$(0.47)	$(2.19)	$(1.72)

Diluted	$(0.93)	$(0.48)	$(2.46)	$(1.74)

	As of March 31,	As of December 31,
	2011	2010	2009
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$183,678	$1,233,562	$1,698,017
Investments (short- and long-term)	1,063,316	517,567	2,194,348
Property, plant and equipment, net	4,230,971	4,464,534	2,596,520
Spectrum licenses, net	4,386,750	4,417,492	4,495,134
Total assets	10,286,409	11,040,486	11,267,853
Long-term debt, net	4,025,170	4,017,019	2,714,731

Non-controlling interests	3,942,975	4,546,788	6,181,525

Total stockholders’ equity	5,052,305	5,869,998	7,772,368
     Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes and cumulative effect of accounting change. Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense.

	Three Months Ended March 31,				Year Ended December 31,
	2011		2010		2010		2009
Ratio of earnings to fixed charges	—	(1)	—	(2)	—	(3)	—	(4)

(1)	Earnings (loss), as adjusted were inadequate to cover fixed charges by $0.8 billion at March 31, 2011

(2)	Earnings (loss), as adjusted were inadequate to cover fixed charges by $0.5 billion at March 31, 2010

(3)	Earnings (loss), as adjusted were inadequate to cover fixed charges by $2.5 billion in 2010

(4)	Earnings (loss), as adjusted were inadequate to cover fixed charges by $1.4 billion in 2009
     Book Value Per Share. Our book value per share as of our most recent balance sheet dated December 31, 2010 was $4.52.
     Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 17, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.
Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options
     The following table lists our directors and our executive officers as of April 30, 2011 and sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding as of April 30, 2011. As of April 30, 2011, our executive officers and directors (19 persons) as a group held options unexercised and outstanding under all of our plans to purchase a total of 4,622,382 of our shares, which represented approximately 41% of the shares subject to all options outstanding under all of our plans as of that date.
     The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 11,344,948 as of April 30, 2011.

     Members of our Board of Directors are not eligible to participate in this Exchange Offer.

			Percentage of
		Number of	Total
		Options	Outstanding
Name	Position and Offices Held	Outstanding	Options
Erik E. Prusch	Chief Operating Officer	362,797	3.20%
Steven A. Ednie	Chief Accounting Officer	268,649	2.37%
G. Michael Sievert	Chief Commercial Officer	364,632	3.21%
John C.B. Saw	Chief Technology Officer and Senior Vice President	425,499	3.75%
Teresa L. Elder	President of Strategic Partnerships and Wholesale	187,235	1.65%
Hope F. Cochran	Chief Financial Officer	341,891	3.01%
Broady R. Hodder	Senior Vice President, General Counsel & Secretary	397,181	3.50%
David Maquera	Senior Vice President and Chief Strategy Officer	150,000	1.32%
John W. Stanton*	Chairman of the Board; Interim Chief Executive Officer	0	0.00%
William R. Blessing*	Director	0	0.00%
Mufit Cinali*	Director	0	0.00%
Jose A. Collazo*	Director	0	0.00%
Peter L.S. Currie*	Director	35,832	0.32%
Hossein Eslambolchi*	Director	0	0.00%
Dennis S. Hersch*	Director	0	0.00%
Frank Ianna*	Director	0	0.00%
Brian P. McAndrews*	Director	0	0.00%
Theodore H. Schell*	Director	0	0.00%
Benjamin G. Wolff*	Director	2,088,666	18.41%

*	Person is not eligible to participate in the Exchange Offer.
     The address of each executive officer and director is care of:
Clearwire Corporation
4400 Carillon Point
Kirkland, WA 98033
     Sprint is our majority stockholder, and we are considered a “controlled company” under the rules of NASDAQ. Sprint has the power, acting alone, to approve any action requiring a vote of the majority of our voting shares. The business address of Sprint is 6200 Sprint Parkway, Overland Park, Kansas 66251, and its business telephone number is (800) 829-0965.
     Our current executive officers who are not members of our Board of Directors are eligible to participate in the Exchange Offer. The table below shows the number of shares of our common stock subject to eligible options held as of April 30, 2011 by our current executive officers who are eligible to participate in the Exchange Offer and the maximum number of new RSUs that may be issued to each of our executive officers eligible to participate in the Exchange Offer, assuming they each elect to tender and we accept all of their eligible options in the Exchange Offer. Because participation in the Exchange Offer is voluntary, the benefits or amounts that will be received by any eligible executive officer are not currently determinable.

	Maximum
	Number of Shares			Maximum
	Underlying	Number of	Weighted Average	Number of
	Eligible Options	Weighted Average	Remaining Term	New RSUs
Name	(#)	Exercise Price ($)	(Years)	(#)
Erik E. Prusch	362,797	$7.73	8.4	207,312
Steven A. Ednie	182,916	18.22	5.4	68,319
G. Michael Sievert	64,632	8.04	8.9	36,932
John C.B. Saw	368,833	16.68	5.8	144,251
Teresa L. Elder	187,235	7.74	8.4	106,991
Hope F. Cochran	304,491	16.45	5.6	119,867
Broady R. Hodder	323,849	16.30	5.8	128,848
David Maquera	0	—	—	—
     To the best of our knowledge, none of our directors, executive officers or affiliates was engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the 60 days before and including May 8, 2011, other than the following: (i) sales by Ms. Cochran of 10,000 shares on April 7, 2011 for $6.00 per share and 5,000 shares on April 19, 2011 for $6.01 per share, each pursuant to a Rule 10b5-1 trading plan, (ii) sales by Mr. Ednie of 4,966 shares on April 7, 2011 for $6.00 per share, each pursuant to a Rule 10b5-1 trading plan, (iii) sales by Mr. Hodder of 3,965 shares on March 17, 2011 for $5.54 per share, 4,649 shares on March 24, 2011 for $5.37 per share, and 4,202 shares on April 5, 2011 for $5.68 per share, each pursuant to a Rule 10b5-1 trading plan, (iv) a sale by Mr. Maquera of 18,122 shares on April 7, 2011 for $6.00 per share pursuant to a Rule 10b5-1 trading plan,

(v) sales by Mr. Prusch of 2,000 shares on March 15, 2011 for $5.45 per share, 2,000 shares on March 22, 2011 for $5.19 per share, and 1,000 shares on March 29, 2011 for $5.54 per share, each pursuant to a Rule 10b5-1 trading plan, (vi) an exercise of an option by Dr. Saw for 25,000 shares on April 7, 2011 at an exercise price of $3.03 per share and the sales of those 25,000 shares on April 7, 2011 for $6.00 per share, 6,457 shares on March 20, 2011 for $5.23 per share and 8,951 shares on March 18, 2011 for $5.30 per share, each pursuant to a Rule 10b5-1 trading plan, (vii) a sale by Eagle River of 5 million shares on April 26, 2011 for $5.15 per share, and routine compensatory transactions involving the withholding of stock upon the vesting of restricted stock units to meet tax obligations. Except as otherwise described in the Offer to Exchange document or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, our Proxy Statement for our 2011 Annual Meeting and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, pledges, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
Section 11. Corporate Plans, Proposals and Negotiations
     The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding common stock in either open market or privately negotiated transactions or may engage in issuances of our common stock or other capital raising transactions, depending on market conditions and other relevant factors. The Company also enters into agreements for the purchase and sale of products and services, engages in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or Board of Directors positions with the Company or with existing members of management for changes in positions, responsibilities or compensation.
     Subject to the foregoing and except as otherwise disclosed in this Exchange Offer or in the Company’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:
•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, our indebtedness or our capitalization;

•	any other material change in our corporate structure or business;

•	any other changes to the present Board of Directors or management of the Company;

•	our common shares not being authorized for listing on the NASDAQ Global Select Market;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

•	any changes in our Articles of Incorporation, Code of Regulations or other governing instruments or any actions that could impede the acquisition of control of the Company.
Section 12. Status of Eligible Options Acquired by the Company in the Exchange Offer; Accounting Consequences of the Exchange Offer
     Eligible options that we accept for exchange pursuant to the Exchange Offer will be cancelled as of the expiration date of the Exchange Offer. All shares of our common stock that were subject to surrendered eligible options granted under the 2008 Plan will again become available for future awards under the 2008 Plan; all shares of our common stock that were subject to surrendered eligible options granted under the Company’s other equity plans will be cancelled and no longer be available for grants in the future.
     In accordance with the guidance in Accounting Standard Codification 718, Compensation — Stock Compensation, issued by the Financial Accounting Standards Board, the exchange of stock options for RSUs in the Exchange Offer is accounted for as a modification of stock-based compensation awards. Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible options over their original vesting period. The incremental compensation cost of the RSUs granted in the Exchange Offer will be recognized ratably over the vesting period of the RSU grants. The incremental compensation cost will be measured as the excess, if any, of the fair value of each RSU granted to employees in exchange for surrendered eligible options, measured as of the date the RSUs are granted, over the fair value of the eligible options surrendered in exchange for the RSU grants, measured immediately prior to the cancellation. Because of the manner in which the exchange ratios were calculated, we do not expect to recognize any significant incremental compensation expense as a result of the Exchange Offer. In the event that any of the RSUs are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited RSUs will not be recognized.
     Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.
Section 13. Legal Matters; Regulatory Approvals
     We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and RSUs as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our RSUs as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered eligible options for exchange and to issue RSUs would be subject to obtaining any required governmental approval.
Section 14. Material U.S. Federal Income Tax Consequences
     U.S. Federal Income Tax Consequences. The following is a general summary as of the date of the Exchange Offer of the material U.S. federal income tax consequences to Clearwire and to the eligible employees, who are U.S. citizens or residents, of participating in the Exchange Offer. Tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. The following general description does not constitute tax advice and should not be relied on as tax advice. Each participant is encouraged to seek tax advice regarding the tax consequences of participation in the Exchange Offer. This general summary does not address the consequences of any state, local or foreign tax laws nor the tax consequences for participants who are subject to tax in other countries.
     We believe the exchange of eligible options for RSUs pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither the Company nor any of our eligible employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of RSUs pursuant to the Exchange Offer. However, the Internal Revenue Service is not precluded from adopting a contrary position.
     A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares the participant receives.
     In the foregoing cases, the Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Internal Revenue Code.
     In general, to the extent required by applicable law, the recipient of any payment or distribution under the 2008 Plan must make arrangements satisfactory to the company for the satisfaction of any withholding tax obligations that arise by reason of such payment or distribution. The company will not be required to make any payment or distribution under the 2008 Plan until such obligations are satisfied.
     WE ENCOURAGE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

     CIRCULAR 230 DISCLAIMER. The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
Section 15. Extension of the Exchange Offer; Termination; Amendment
     We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any eligible options surrendered to us by disseminating notice of the extension to eligible employees by public announcement, written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration date of the Exchange Offer, and the cancellation date and the RSU grant date will be similarly extended. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Daylight Time.
     We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6, Conditions of the Exchange Offer, by disseminating notice of the termination or amendment to eligible employees by public announcement, written notice or otherwise as permitted by applicable law.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6, Conditions of the Exchange Offer, has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and will be filed with the SEC as an amendment to the Schedule TO.
     If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which an exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.
     In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification:
     (a) We increase or decrease the amount of consideration offered for the eligible options; or
     (b) We increase or decrease the number of eligible options that may be surrendered in the Exchange Offer.
Section 16. Fees and Expenses
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, financial, legal or other advisor consulted or retained by you in connection with the Exchange Offer.
Section 17. Additional Information
     We have filed with the SEC a Schedule TO with respect to the Exchange Offer. This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases “furnished” to) the SEC before making a decision on whether to surrender your eligible options for exchange:

•	Our annual report on Form 10-K for our fiscal year ended December 31, 2010, filed with the SEC on February 22, 2011;

•	Our definitive proxy statement on Schedule 14A for our 2011 annual meeting of stockholders, filed with the SEC on April 29, 2011;

•	Our definitive information statement on Schedule 14C, filed with the SEC on April 4, 2011;

•	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the SEC on May 4, 2011;

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 15, 2008 and any further amendment or report filed thereafter for the purpose of updating such description; and

•	The information contained in our current reports on Form 8-K filed with the SEC.
     The SEC file number for our current and periodic reports is 001-34196. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov or on the Company’s website at http://www.clearwire.com, under “Investor Relations.” These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.
     We will also provide without charge to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Clearwire Corporation, 4400 Carillon Point, Kirkland, WA 98033, Attn: Primary IR Contact, or by phone at (425) 636-5828.
     The information relating to Clearwire in this document should be read together with the information contained in the documents to which we have referred you.
Section 18. Miscellaneous
     We are not aware of any jurisdiction where the making of the Exchange Offer would not be in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after making a good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to, nor will surrenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.
     This Offer to Exchange document and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.
     WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT AS WELL AS THOSE CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 AND OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED MARCH 31, 2011 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Clearwire Corporation
May 9, 2011